Exhibit 99.1

OSI Systems Reports First Quarter Fiscal 2012 Financial Results

  Record Q1 Revenue - 26% increase over prior year
  Earnings Per Share - 33% increase over prior year
  Record Backlog of $413 million (36% increase over prior quarter)
  Company raises FY 2012 earnings guidance to $2.27 - $2.40 per share (23%-30% growth)
  Company raises FY 2012 revenue guidance to $740 - $760 million (13%-16% growth)

HAWTHORNE, Calif.--(BUSINESS WIRE)--October 25, 2011--OSI Systems, Inc. (NASDAQ: OSIS) today announced financial results for the quarter ended September 30, 2011.

Deepak Chopra, OSI Systems’ Chairman and CEO, stated, “We had an exceptional first quarter of bookings leading to a record backlog of $413 million at quarter-end, which positions the Company well for continued outstanding sales and earnings growth. Our strong first quarter sales led to solid earnings growth.”

The Company reported revenues of $161.3 million for the first quarter of fiscal 2012, an increase of $32.8 million, or 26%, from the $128.5 million reported for the first quarter of fiscal 2011. Net income for the first quarter of fiscal 2012 was $4.8 million, or $0.24 per diluted share, compared to net income of $3.4 million, or $0.18 per diluted share, for the first quarter of fiscal 2011.

As of September 30, 2011, the Company’s backlog was $413 million compared to $304 million as of June 30, 2011, an increase of 36%. During the three months ended September 30, 2011, the Company generated cash flow from operations of $10 million.

Mr. Chopra continued, “Our Security division began fiscal 2012 with a tremendous first quarter and is well-positioned for significant growth. With outstanding first quarter bookings of $185 million, our Security backlog grew to a record $319 million by quarter-end, which is a 59% increase since the beginning of the fiscal year. We had a number of important wins across our diversified product portfolio and customer base. Leading the way was a $98 million contract with the U.S. Army as part of a $248 million Indefinite Delivery, Indefinite Quantity (IDIQ) contract.”

Mr. Chopra added, “We are also pleased with the very strong performance in our Optoelectronics and Manufacturing division, as sales jumped 34% over the prior year and operating income grew to $4.9 million, a 44% increase over prior year.”

Mr. Chopra concluded, “The environment for our Healthcare division continues to be challenging. However, despite the difficult economic environment impacting medical equipment sales, we reported sales of $46.5 million during the quarter, a 1% improvement over the prior year. Going forward, with recent product launches, increasing order activity, and newly established long-term contracts with major healthcare Group Purchasing Organizations (GPO’s), we anticipate an acceleration of top line growth in this division.”

Fiscal Year 2012 Outlook

Subject to the risk factors detailed in the Safe Harbor section of this press release, the Company announced that it is raising its fiscal 2012 sales guidance to be between $740 million and $760 million, representing a 13% to 16% increase over fiscal 2011. In addition, the Company is raising its earnings guidance and expects diluted earnings per share to increase at a rate of 23% to 30% to between $2.27 to $2.40, excluding the impact of restructuring and other charges.

Conference Call Information

OSI Systems, Inc. will host a conference call and simultaneous webcast over the Internet beginning at 9:00am PT (12:00pm ET), today to discuss its results for the first quarter of fiscal 2012. To listen, please log on to www.fulldisclosure.com or www.osi-systems.com and follow the link that will be posted on the front page. A replay of the webcast will be available shortly after the conclusion of the conference call at 12:00pm PT (3:00pm ET) until November 8, 2011. The replay can either be accessed through the Company’s website, www.osi-systems.com, or via telephonic replay by calling 1-888-286-8010 and entering the conference call identification number ‘79400775’ when prompted for the replay code.

About OSI Systems, Inc.

OSI Systems, Inc. is a vertically integrated designer and manufacturer of specialized electronic systems and components for critical applications. The Company sells its products in diversified markets, including homeland security, healthcare, defense and aerospace. The Company has more than 30 years of experience in electronics engineering and manufacturing and maintains offices and production facilities located in more than a dozen countries. It implements a strategy of expansion by leveraging its electronics and contract manufacturing capabilities into selective end product markets through organic growth and acquisitions. For more information on OSI Systems, Inc. or any of its subsidiary companies, visit www.osi-systems.com. News Filter: OSIS-E

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include information regarding the Company’s expectations, goals or intentions about the future, including, the Company’s predictions about future sales and earnings. The actual results may differ materially from those described in or implied by any forward-looking statement. In particular, there can be no assurance that the Company will continue to generate cash or that strong sales by its Security division will continue to occur in the future. Other important factors are set forth in our Securities and Exchange Commission filings. All forward-looking statements speak only as of the date made, and we undertake no obligation to update these forward-looking statements.

OSI SYSTEMS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data) (Unaudited)

	Three Months Ended September 30,
	2010	2011
Revenue	$128,453	$161,317
Cost of goods sold	81,555	108,460
Gross profit	46,898	52,857

Operating expenses:
Selling, general and administrative	31,976	34,367
Research and development	9,231	10,880
Restructuring and other charges	256	—
Total operating expenses	41,463	45,247
Income from operations	5,435	7,610
Interest and other expense, net	(590)	(799)
Income before income taxes	4,845	6,811
Income tax expense	1,453	2,050
Net income	$3,392	$4,761

Diluted income per share	$0.18	$0.24
Weighted average shares outstanding – diluted	19,078	20,089

Consolidated Balance Sheets (in thousands) (Unaudited)

	June 30,	September 30,
	2011	2011
Assets
Cash and cash equivalents	$55,619	$58,363
Accounts receivable, net	136,716	130,607
Inventories	169,634	187,957
Other current assets	43,317	41,149
Total current assets	405,286	418,076
Non-current assets	179,630	180,196
Total assets	$584,916	$598,272

Liabilities and Stockholders' Equity
Accounts payable and accrued expenses	80,666	88,106
Other current liabilities	80,315	73,984
Total current liabilities	160,981	162,090
Long-term debt	2,756	2,641
Other long-term liabilities	36,379	44,350

Total liabilities	200,116	209,081

Total stockholders’ equity	384,800	389,191

Total liabilities and equity	$584,916	$598,272

Segment Information (in thousands) (Unaudited)

	Three Months Ended September 30,
	2010	2011
Revenues – by Segment:
Security division	$51,097	$72,597
Healthcare division	45,924	46,520
Optoelectronics and Manufacturing division, including intersegment revenues	41,911	53,091
Intersegment revenues elimination	(10,479)	(10,891)

Total	$128,453	$161,317

Operating income (loss) – by Segment:
Security division	$2,111	$3,845
Healthcare division	2,598	2,398
Optoelectronics and Manufacturing division	3,421	4,938
Corporate	(2,176)	(3,307)
Eliminations	(519)	(264)

Total	$5,435	$7,610

CONTACT:
OSI Systems, Inc.
Ajay Vashishat
Vice President, Business Development
310-349-2237
avashishat@osi-systems.com